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                                                                    Exhibit 10.4

                              DT INDUSTRIES, INC.
               THIRD AMENDMENT TO 1994 EMPLOYEE STOCK OPTION PLAN


     WHEREAS, DT Industries, Inc., a Delaware Corporation (the "Company"), adopted the DT Industries, Inc. 1994 Employee Stock Option Plan (as amended, the "Plan"); and

     WHEREAS, capitalized terms used herein and not otherwise defined have the meanings given such terms in the Plan; and

     WHEREAS, Article IV of the Plan provides that the Board may at any time amend or revise the terms of the Plan, subject to certain limitations described therein; and

     WHEREAS, the Board has resolved to make certain amendments and revisions to the Plan.

     NOW, THEREFORE, the Plan is hereby amended, effective as of June 20, 2002, as follows:

     1. Section 2 of Article II is hereby amended to add subsection (e) at the end of that section, as follows:

          e. Unless approved by a majority vote of the shares of Common Stock then outstanding, the Company shall not reduce the per share option price of any Non-Qualified Option or per share exercise price of any Incentive Option outstanding or to be granted in the future; cancel any outstanding Non-Qualified Options or Incentive Options held by a grantee with an agreement to re-grant Non-Qualified Options or Incentive Options to such optionee at a lower exercise price (including entering into any "6 month and 1 day" cancellation and re-grant scheme), whether or not the cancelled options are put back into the available pool for grant; replace underwater options with restricted stock in an exchange, buy-back or other similar scheme; or replace any options with new options having a lower exercise price or accelerated vesting schedule in an exchange, buy-back or other similar scheme.

     2. Section 1(a) of Article IV of the Plan, as amended, is hereby amended and restated to read in its entirety as follows:

          a. The Board may, in its discretion, at any time suspend or terminate the Plan. The Board may also at any time amend or revise the terms of the Plan or any Option granted under the Plan, provided that no such amendment or revision shall without shareholder approval:

               (i) increase the number of shares reserved for issuance pursuant to the Options granted under the Plan (except as permitted under the provisions of Article III hereof);


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               (ii) change the purchase price established pursuant to Section 2 of Article II hereof (except as permitted under the provisions of Article III hereof);

               (iii) permit the granting of Options to anyone other than as provided in Article II hereof; or

               (iv) modify the provisions of Sections 2(a) or 2(e) of Article
          II.

     3. No other provision of the Plan shall be altered, amended, revised or otherwise modified hereby.

         IN WITNESS WHEREOF, this Amendment has been duly executed by order of the Board as of the 20th day of June, 2002.


                                     DT INDUSTRIES, INC.

                                     By:   /s/ Dennis S. Dockins
                                        ------------------------
                                        Dennis S. Dockins
                                        General Counsel and Secretary